As filed with the Securities and Exchange Commission on August 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LeapFrog Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4652013
(State of Incorporation)	(I.R.S. Employer Identification No.)

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

(Address of principal executive offices)

Stock Option Agreement between Jeffrey G. Katz and Registrant

(Full title of the plan)

William B. Chiasson

LeapFrog Enterprises, Inc.

Chief Financial Officer

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

(510) 420-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey, Esq.

Cydney Posner, Esq.

Cooley Godward Kronish LLP

101 California Street, 5th Floor

San Francisco, CA 94111

(415) 693-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share	521,338 shares	$14.08	$7,342,446	$289

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the agreement by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of the Registrant’s Class A Common Stock effected without receipt by Registrant of consideration.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the weighted average exercise prices for shares subject to outstanding options granted pursuant to the Stock Option Agreement between Jeffrey G. Katz and the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering 521,338 shares of the Class A Common Stock of LeapFrog Enterprises, Inc. (the “Registrant”) granted on June 9, 2008 to Jeffrey G. Katz pursuant to a Stock Option Agreement between Mr. Katz and the Registrant.

Item 3.	Incorporation of Documents by Reference.

The documents listed below and filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement. The SEC File No. for the documents incorporated by reference is 001-31396.

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 13, 2008.

(b)(1) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, filed with the SEC on May 8, 2008 and August 7, 2008, respectively.

(b)(2) The Registrant’s Current Reports on Form 8-K filed with the SEC on March 5, 2008, March 28, 2008, May 21, 2008 and June 11, 2008.

(c) The description of the Registrant’s Class A common stock contained in its Registration Statement on Form 8-A, filed with the SEC on July 16, 2002, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws generally require the Registrant to indemnify its directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors. The Registrant’s Bylaws also permit the Registrant to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. Indemnified parties may be entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Registrant to advance litigation expenses in the case of stockholder derivative or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

The Registrant has entered into indemnity agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of indemnification. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 8.	Exhibits.

Exhibit Number

4.1 (a)	Amended and Restated Certificate of Incorporation

4.2 (b)	Amended and Restated Bylaws

4.3 (c)	Form of Specimen Class A Common Stock Certificate

4.4 (d)	Fourth Amended and Restated Stockholders Agreement, dated May 30, 2003, among the Registrant and the investors named therein

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages

99.1 (e)	Stock Option Agreement, dated June 9, 2008, between Jeffrey G. Katz and the Registrant

(a)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (SEC File No. 333-86898) and incorporated herein by reference.

(b)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2007 (SEC File No. 001-31396) and incorporated herein by reference

(c)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 001-31396) and incorporated herein by reference.

(d)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (SEC File No. 001-31396) and incorporated herein by reference.

(e)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2008 (SEC File No. 001-31396) and incorporated herein by reference.

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on August 11, 2008.

LEAPFROG ENTERPRISES, INC.

By:	/s/ William B. Chiasson
William B. Chiasson Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey G. Katz and William B. Chiasson, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jeffrey G. Katz Jeffrey G. Katz	Chief Executive Officer and President (Principal Executive Officer) and Director	August 11, 2008

/s/ William B. Chiasson William B. Chiasson	Chief Financial Officer (Principal Financial Officer)	August 11, 2008

/s/ Mark A. Etnyre Mark A. Etnyre	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	August 11, 2008

/s/ Steven B. Fink Steven B. Fink	Chairman and Director	August 11, 2008

/s/ Thomas J. Kalinske Thomas J. Kalinske	Vice Chairman and Director	August 11, 2008

/s/ Stanley E. Maron Stanley E. Maron	Director	August 11, 2008

/s/ E. Stanton McKee E. Stanton McKee	Director	August 11, 2008

/s/ David C. Nagel David C. Nagel	Director	August 11, 2008

/s/ Ralph R. Smith Ralph R. Smith	Director	August 11, 2008

/s/ Caden Wang Caden Wang	Director	August 11, 2008

EXHIBIT INDEX

Exhibit Number

4.1 (a)	Amended and Restated Certificate of Incorporation

4.2 (b)	Amended and Restated Bylaws

4.3 (c)	Form of Specimen Class A Common Stock Certificate

4.4 (d)	Fourth Amended and Restated Stockholders Agreement, dated May 30, 2003, among the Registrant and the investors named therein

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages

99.1 (e)	Stock Option Agreement, dated June 9, 2008, between Jeffrey G. Katz and the Registrant

(a)	Filed as an exhibit to the Registrant’s registration statement on Form S-1 (SEC File No. 333-86898) and incorporated herein by reference.

(b)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2007 (SEC File No. 001-31396) and incorporated herein by reference

(c)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 001-31396) and incorporated herein by reference.

(d)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (SEC File No. 001-31396) and incorporated herein by reference.

(e)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the SEC on June 11, 2008 (SEC File No. 001-31396) and incorporated herein by reference.